Exhibit 3.60

Delaware	PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “RSI JURUPA VALLEY LLC”, FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF SEPTEMBER, A.D. 2014, AT 4:44 O’CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

5608860 8100 141212451	AUTHENTICATION: 1723632 DATE: 09-23-14

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 05:22 PM 09/23/2014 FILED 04:44 PM 09/23/2014 SRV 141212451 - 5608860 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is RSI JURUPA VALLEY LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Rd., Ste 400 in the City of Wilmington, Zip code 19808. The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                     .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 17th day of September, 2014.

RSI HOLDING LLC

By:	/s/ Gary Singer
Authorized Person (s)

Name:	Gary Singer
SR. VICE PRESIDENT AND SECRETARY